                                                                      EXHIBIT 12

                    HEWLETT-PACKARD COMPANY AND SUBSIDIARIES

       STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)

                          (IN MILLIONS, EXCEPT RATIOS)

                                       NINE MONTHS ENDED
                                            JULY 31,                         FISCAL YEAR ENDED
                                      -------------------   ----------------------------------------------------
                                        2000       1999       1999       1998       1997       1996       1995
                                      --------   --------   --------   --------   --------   --------   --------
Earnings from continuing operations
  before taxes......................   $3,427     $3,189     $4,194     $3,694     $3,568     $2,915     $2,945
Minority interest in the income of
  subsidiaries with fixed charges...        5          2         14          4         22         22         19
Undistributed (earnings) or loss of
  equity investees..................      (10)        (1)         6          7         (7)       (63)       (45)

Fixed charges from continuing
  operations:
  Interest expense and amortization
    of debt discount and premium on
    all indebtedness................      156        137        202        235        215        327        206
  Interest included in rent.........      105        102        130        120        107         96         85
                                       ------     ------     ------     ------     ------     ------     ------
    Total fixed charges from
  continuing operations.............      261        239        332        355        322        423        291
Earnings before income taxes,
  minority interest, undistributed
  earnings or loss of equity
  investees and fixed charges.......   $3,683     $3,429     $4,546     $4,060     $3,905     $3,297     $3,210
                                       ======     ======     ======     ======     ======     ======     ======
Ratio of earnings to fixed
  charges...........................    14.1x      14.3x      13.7x      11.4x      12.1x       7.8x      11.0x

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(1) The ratio of earnings to fixed charges was computed by dividing earnings
    (earnings from continuing operations before taxes, adjusted for fixed charges from continuing operations, minority interest in the income of subsidiaries with fixed charges and undistributed earnings or loss of equity investees) by fixed charges from continuing operations for the periods indicated. Fixed charges from continuing operations include (i) interest expense and amortization of debt discount or premium on all indebtedness, and (ii) a reasonable approximation of the interest factor deemed to be included in rental expense.